Exhibit 21.1

Compass Minerals International, Inc.
Subsidiary Listing

Company Name	Jurisdiction of Incorporation
Clyman Bay Resources, Inc.	Delaware, U.S.
CMP Capital, Inc.	Delaware, U.S.
Compass Minerals America Inc.	Delaware, U.S.
Compass Minerals Louisiana Inc.	Delaware, U.S.
Compass Minerals Odgen Inc.	Delaware, U.S.
Compass Minerals USA Inc.	Delaware, U.S.
Curlew Valley Farms, LLC	Utah, U.S.
Dove Creek Grazing, LLC	Utah, U.S.
Great Salt Lake Holdings, LLC	Delaware, U.S.
GSL Corporation	Delaware, U.S.
NAMSCO Inc.	Delaware, U.S.
Wolf Trax USA Inc.	Delaware, U.S.
Wolf Trax Holdings Inc.	Delaware, U.S.
909669 Alberta Ltd.	Alberta, Canada
CMI Canada Holdings Company	Nova Scotia, Canada
CMI Nova Scotia Company	Nova Scotia, Canada
CMP Canada Inc.	Nova Scotia, Canada
Compass Canada Limited Partnership	Ontario, Canada
Compass Canada Potash Holdings Inc.	Saskatchewan, Canada
Compass Minerals Canada Corp.	Nova Scotia, Canada
Compass Minerals International Limited Partnership	Ontario, Canada
Compass Minerals Manitoba Inc.	Manitoba, Canada
Compass Minerals Nova Scotia Company	Nova Scotia, Canada
Compass Minerals Wynyard Inc.	Saskatchewan, Canada
Compass Resources Canada Company	Nova Scotia, Canada
NASC Nova Scotia Company	Nova Scotia, Canada
Compass Minerals (Europe) Limited	England and Wales
Compass Minerals Storage & Archives Limited	England and Wales
Compass Minerals UK Holdings Limited	England and Wales
Compass Minerals UK Limited	England and Wales
DeepStore Holdings Limited	England and Wales
DeepStore Limited	England and Wales
Salt Union Limited	England and Wales
Wolf Trax Europe Limited	England and Wales
Compass Cayman Holdings Ltd.	Cayman Islands
Compass South American Salt Holdings Ltd.	Cayman Islands
Compass Minerals Chile Limitada	Chile